BUSINESS CONDUCT

                                       AND

                                  ETHICS POLICY

TABLE  OF  CONTENTS

OVERVIEW

This  Business  Conduct  and  Ethics  Policy  contains  the  following sections:



     INTRODUCTION
            General  Policy                                                  1
            Purpose                                                          1
            Not  a  Contract                                                 2
            Scope                                                            2

     CONFLICT  OF  INTEREST
            General  Policy                                                  3
            Vendor  Relationships                                            4
            Returning  a  Gift                                               5
            Declining  a  Trip                                               6
            Documenting  Disposition  of  Gifts                              6

     IMPROPER  PAYMENTS                                                      7

     PROPRIETARY  AND  CONFIDENTIAL  INFORMATION                             8

     EQUAL  EMPLOYMENT  OPPORTUNITY                                          9

     ANTI-HARASSMENT  POLICY                                                10

     ANTITRUST  LAWS                                                        12

     ACKNOWLEDGMENT  OF  RECEIPT  AND  COMPLIANCE                           13

     EXPLANATION  OF  POTENTIAL  CONFLICT  OF  INTERESTS                    14

INTRODUCTION


GENERAL POLICY You are expected at all times to observe the highest standards of business ethics. Conduct your personal business affairs to avoid any possible conflict of interest with your duties and responsibilities as a member of the Company.

PURPOSE     The  purpose  of  this  document  is  to advise you of the Company's policies regarding business ethics. The matters discussed below are of importance to both you and the Company.

One of the Company's most valuable assets is our reputation for fairness and integrity in our relations with associates, customers, suppliers, government agencies and all others with whom we deal. This reputation is possible only if all Company associates continue their adherence to the highest moral and ethical standards in the conduct of Company business. Among those standards:

-     We  will  obey  the  law  -  in  letter  and  spirit.

- We are straight forward and above board in all our relationships and we seek long lasting relationships.

- We endeavor to deliver quality products and encourage fair comparisons of our products and services.

- In making purchases, we seek maximum value for each dollar spent and in this spirit aggressively pursue the best values for our customers.

-     We  comply  with  generally  accepted  accounting principles and controls.

- We make no corporate payments to governmental officials or candidates for public office.

- We give no gifts of value and accept no gifts of other than nominal value from those with whom we do business.

It is important to remember that while technologies become obsolete, stores and equipment wear out, and associates and customers may come and go, a good business reputation is an asset of enduring value.

NOT A CONTRACT Nothing contained in this Business Conduct and Ethics Policy is intended to create, nor should it be construed to create, any type of employment contract, promise or guarantee between the Company and any one or all of its employees. Nothing in this Business Conduct and Ethics Policy is intended to provide any assurance of continued employment.

SCOPE This memorandum is not being distributed to every associate, but only to those like yourself who hold positions of significant responsibility. The Company expects that you personally will comply with all Company policies and procedures; to the extent that you are responsible for the activities of other associates, it is your obligation to see that they are adequately informed of these policies and of the importance and necessity of strictly complying with them.ANY ASSOCIATE FAILING IN HIS OR HER RESPONSIBILITY FOR THE ENFORCEMENT OF AND COMPLIANCE WITH THE POLICIES SET FORTH BELOW SHALL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION.

In addition, if you are ever aware of any activity that you believe may violate this Code of Conduct, whether by a Company associate, vendor or supplier, we encourage you to contact the CEO, President, Senior Vice President Human
Resources or the Chief Financial Officer so that appropriate action can be taken. Please do not guess at or interpret so-called "gray areas." If you do not fully understand the materials or are in doubt as to how they apply in a specific situation, please get in touch with your immediate supervisor for assistance, or discuss the matter directly with either the CEO, President, Senior Vice President Human Resources of the Chief Financial Officer.

The  specific  areas  that  are  dealt  with  in  these  policies  are:

-     Conflict  of  Interest
-     Improper  Payments
-     Proprietary  and  Confidential  Information
-     Equal  Employment  Opportunity
-     Anti-Harassment  Policy
-     Anti-Trust  Laws

CONFLICT  OF  INTEREST
----------------------

GENERAL POLICY Company policy prohibits associates from occupying positions or becoming involved in situations which place the interests of that person in conflict, or which may appear to others as in conflict, with the interests of the Company. A conflict of interest arises any time an associate, a member of his or her family, or a close personal friend is directly or indirectly in a position where the possibility of personal benefit could interfere with the individual's independent judgment on behalf of the Company.

     Because the situations in which a conflict could arise are extensive, no listing of all types of conflicts is possible. However, the following is a general rule to abide by:

     Without the approval of the CEO or President of the Company, no associate of the Company, nor any member of his or her family, should directly or indirectly (a) accept any gift, favor, rebate, fee or compensation of any kind (whether cash or property) from, (b) be employed by, consult to or otherwise render services to, or (c) have any ownership (other than insubstantial amounts of a public company) in, a current or potential supplier or vendor of goods or services to the Company, a current or potential customer of the Company, or any competitor of the Company.

     Any gift offered to an associate of the Company should be declined (other than gifts of nominal value, i.e., less than $25.00). To the extent that gifts of nominal value are accepted, they should be treated as corporate gifts and shared whenever possible with members of your department. Samples are to be accepted solely on behalf of the Company to determine quality, performance or salability, and are not to be treated as personal property.

     It is Company policy that associates should not accept meals, entertainment (sporting tickets, for example) or trips paid for by a current or potential supplier, vendor, customer or competitor.

     Under limited circumstances, occasional participation in such meals, entertainment and/or trips is acceptable, BUT ONLY ON THE FOLLOWING CONDITIONS: all meals, entertainment or trips must be (i) reasonable and customary expenditures directly related to a Company business purpose, (ii) must have been specifically approved by the associate's supervisor, and (iii) in the case of trips,  must  also  be  specifically  approved  by  the  CEO  or  President.
                        ------------

-----------------------------------

GENERAL POLICY (CONTINUED) The Company has excepted from this general policy available "loyalty program" rebates offered by airline, hotel, rental car agencies, and credit card companies.

     "Accommodations" by vendors (e.g., goods or services provided to a Company associate or family member at a cost not other- wise available to the general public as an accommodation) are not acceptable as they are considered favors provided to Company associates by vendors.

     Any associate who is currently, or subsequently becomes involved in a conflict situation must immediately notify the Senior Vice President Human Resources, and/or discuss the matter with his or her immediate supervisor. Absent unusual circumstances (which would require the approval of the CEO), the associate will generally be expected to eliminate the conflict. Other action deemed necessary and appropriate by the Company may also be taken.

VENDOR RELATIONSHIPS The Company strives to provide maximum value to our customers. It is our belief that such value can best be achieved by conducting our business in adherence to the letter and spirit of the law and high moral and ethical standards. We strive to have no hidden costs in our relationships with our vendor partners and desire to choose our relationship on the best combination of value, quality and low prices. Therefore, we prefer to deal directly with the manufacturers of the products we sell to our customers and avoid middlemen. While we understand that in certain limited circumstances manufacturer's representatives and agents are customary, we discourage the practice. In this regard, the Company will require prior disclosure of any relationship its vendors have with a third party, including manufacturers representatives, agent or brokers, that would result in the third party receiving any fee, commission, rebate or other compensation in connection with the vendor's relationship with or sale of product to the Company.

     In addition, vendors are prohibited from providing compensation, incentives, SPIFFs or gifts of any kind directly to any Company employees, or members of their families, for their personal use. Restricted incentives would include, but are not limited to, free product, cash, meals, tickets or personal travel. To the extent approved by the Company, SPIFFs, sales contests and the like are permitted provided that the payments are made to the Company and not directly to our associates.

-----------------------------------

VENDOR RELATIONSHIPS (CONTINUED) Violation of these policies will be cause for immediate discontinuation of the Vendor's product from the Company's line of merchandise and may result in disciplinary action against the associate.

     The Company discourages all Vendor gifts, gratuities or favors of any kind. Company associates are prohibited from accepting incentives, compensation, or gifts of any kind from Vendors. Such prohibited incentives would include cash, free product, meals, tickets, or travel. In addition to any other legal remedies available to the Company, violations of this policy, (a) will subject Vendor to immediate discontinuation of the Vendor's product from the Company's line of merchandise, and (b) require Vendor to pay to the Company as liquidated damages an amount equal to three times the actual losses plus any attorney's fees incurred by the Company in connection therewith. The Company reserves the right to audit Vendor books and records for the purpose of confirming compliance.

RETURNING A GIFT     This is a sample letter you may use to return a gift, which cannot  be  accepted  under  these  guidelines:

     I have received the gift you so kindly sent me. While I greatly appreciate the spirit in which it is offered, at the same time I shall have to return the gift in accordance with the following company policy:

     No associate of the Company, nor any member of his or her family, should directly or indirectly accept any gift, favor, rebate, fee or compensation of any kind (whether cash or property) from a current or potential supplier or vendor of goods or services to the Company, a current or potential customer of the Company, or any competitor of the Company.

Let me assure you again that your thoughtfulness and the sentiment behind it are sincerely appreciated.

DECLINING  A  TRIP     To  decline a trip, entertainment, or other event, send a
letter  like  this:

     I appreciate your kind invitation. While I greatly appreciate the spirit in which it is offered, at the same time I shall have to decline your invitation in accordance with the following company policy:

No associate of the Company, nor any member of his or her family, should directly or indirectly accept any gift, favor, rebate, fee or compensation of any kind (whether cash or property) from a current or potential supplier or vendor of goods or services to the Company, a current or potential customer of the Company, or any competitor of the Company.

Let me assure you again that your thoughtfulness and the sentiment behind it are sincerely appreciated.


     DOCUMENTING  Give  your  manager  a  copy of any letter you send regarding:

DISPOSITION  OF  GIFTS
-     The  return  of  merchandise  gifts,  and
-     Trips  or  events  declined.

IMPROPER  PAYMENTS


POLICY Company policy, as well as federal law, prohibits the creation of secret or unrecorded funds, the recording of false entries in books and records, and/or the use of company funds for unlawful purposes. Each of you must ensure that:

(a)     No  secret or unrecorded funds or assets shall be created or maintained;

(b) All transactions shall be recorded accurately so that the Company will be in conformity with generally accepted accounting principles. No associate of the Company shall enter into any transaction that contemplates or requires the falsification of records, such as altering the payee, purpose or expenditure amounts;

(c) Company funds shall not be used for illegal or unethical purposes, such as kick-backs, bribes or other similar payments to vendors, suppliers, customers, governmental entities or officials;

(d) Company funds may not be used for contributions to political parties or candidates. Legally permitted contributions to political action committees can be made only when deemed in the shareholder's best interest and then only after review by the Board of Directors. If an individual desires to engage in political activity, such activity must be conducted on the associate's own time and without expense to the Company.

PROPRIETARY  AND  CONFIDENTIAL  INFORMATION
-------------------------------------------

POLICY All Company associates are expected to maintain a relationship of trust and confidence with the Company. In furtherance of such a goal, each of us is expected to maintain strict standards of confidentiality with respect to the business of the Company. Information and materials created or developed as part of your employment at the Company are the property of the Company, may not be disclosed to others, and may not be utilized for any competitive purpose. This includes items such as marketing plans, budgets, strategies, forecasts, expansion plans, potential acquisitions, associate lists, and customer lists.

     As  a  result:

(a) No one should disclose any confidential or proprietary information to non-Company personnel (including competitors, vendors, landlords, lenders, reporters or analysts) without specific authorization from the CEO or President;

(b) Any material that you have retained or any information you are aware of from a former employer is not to be utilized at the Company unless such information is clearly not confidential or proprietary to your former employer;

(c) You may not encourage others to leave their employment at the Company to form or join competing companies; and

(d) Upon leaving the Company for any reason, you must return to the Company all documents pertaining to your work at the Company;

(e) If in doubt, you should not try to determine whether any particular information is considered 'proprietary' or 'confidential' by the Company; if you have any question, you should ask the Senior Vice President Human Resources, President, or the CEO of the Company.

EQUAL  EMPLOYMENT  OPPORTUNITY
------------------------------

POLICY Our Company is an equal opportunity employer and is committed to a policy of nondiscrimination with respect to all associates and applicants for employment. All personnel actions, such as recruitment, hiring, training, promotion, transfer, discipline, layoff, terminations, and compensation and benefits, are administered without regard to race, color, sex, religion, sexual orientation, national origin, age, veteran status, marital status, and physical or mental disability, and any other classification protected by federal state, or local law.

     The Company's commitment to fair and equal treatment also extends to our customers. The Company prides itself on providing all customers with a courteous and efficient shopping experience. All associates must ensure that all of their interactions with customers are handled in accordance with Company policies without deviation on account of race, color, sex, religion, sexual orientation, national origin, age, veteran status, marital status, and physical or mental disability.

ANTI-HARASSMENT  POLICY
-----------------------

POLICY     This  policy applies to all of our locations and applies whenever our associates  are  traveling  on  behalf  of  the  Company.

     In order to provide a productive and pleasant working environment, it is important that we maintain an atmosphere characterized by mutual respect. In addition, we want to protect our associates from reported harassment by non-employees in the workplace. Accordingly, the type of conduct defined as harassment below WILL NOT BE TOLERATED.

1. Ethnic or racial slurs and other verbal or physical conduct relating to a person's race, color, religion, sex, sexual orientation, national origin, age, or disability constitute harassment when they unreasonably interfere with an associate's work performance or create an intimidating, hostile, or offensive work environment.

2. Sexual harassment has been defined as a form of sex discrimination. It can consist of unwelcome sexual advances, requests for sexual favors, the display of derogatory or sexually suggestive posters, cartoons, articles, or drawings, sexually suggestive comments, jokes, or emails, sexual remarks about a person's body or sexual activities, or other physical or verbal conduct of a sexual nature by supervisors or others in the workplace.


     Sexual  Harassment  exists  when:

(a) Managers imply or expressly state that submission to such conduct is required or expected for the associate to receive any term or condition of employment (including hiring, compensation, promotion, or retention);

(b) Sexual harassment may also exist when such conduct by any individual, whether employed by the Company or not, unreasonably interferes with an associate's work performance or creates an offensive or intimidating work environment. This includes deliberate or repeated unsolicited verbal comments, gestures or physical contact of a sexual nature, which are unwelcome.

------------------------------------

POLICY (CONTINUED) Retaliation against any associate because the associate uses the complaint procedure or files, testifies, assists, or participates in any manner in any investigation, proceeding or hearing regarding a complaint of harassment is prohibited.

COMPLAINT  PROCEDURE     Any  associate  who  believes  he/she  has  witnessed
harassment or is being harassed is required to file a complaint within 48 hours of the occurrence so that our investigation of the matter can be handled promptly and effectively. All associates are expected to cooperate fully with and assist the Company in any investigation. The complaint procedure to follow is:

     Report the incident to your Manager. If, however, you do not believe a discussion with such individual is appropriate, you may proceed directly to the next step.

     If the matter is not resolved after the discussion with your Manager, or if you feel discussion with such individual is inappropriate, report the incident to the next level of Management or contact the Senior Vice President, Human
Resources  at  11103  West  Avenue,  San  Antonio, Texas or call (210) 524-6890.

     If, for any reason, you feel unable to follow the above steps, call the ASSOCIATE HELP LINE AT 1-888-795-3222.

     INVESTIGATION OF COMPLAINTS Our Company will investigate all complaints of violations of our Anti-Harassment Policy. The confidentiality of all complaints will be maintained to the extent possible while allowing the Company to conduct a full and fair investigation. Individuals with information on the matter will be interviewed unless not otherwise possible. A determination will be made on the complaint and the results communicated to the complainant, the alleged harasser, and, as appropriate, to others directly involved.

If harassment or retaliation is determined to have occurred, prompt remedial action will be taken commensurate with the circumstances.

ANTITRUST  LAWS
---------------

POLICY Federal and state antitrust laws are intended to preserve free and open competition. These laws generally forbid agreements or joint action between competitors, many types of agreements or joint actions between a supplier and its customer that unreasonably deter competition, and many types of unilateral action by a single firm intended to establish or maintain a dominant market position or monopoly.

     Certain of these practices are "per se" illegal that is automatically illegal without any possibility of justification. Examples of such action would be price fixing (e.g., an agreement between competitors or between vendors and resellers to fix the price at which products or services are sold), an agreement between competitors to "carve up" a market (e.g., you take California and I'll take Massachusetts), or a bilateral boycott of a third party (such as a vendor or customer). Agreements in this area often need not be formal, but may sometimes be inferred from a course of action by the parties. As a result, extensive caution should be exercised if there is any contact with a competitor so as not to give any impression of "deals" between the parties.

     Other practices are not per se illegal, but rather are governed by an analysis of what is reasonable. Generally, limited types of exclusive arrangements (such as exclusive dealerships), required tie-ins to one product with another (such as a service contract with a purchase), or refusals to sell to or buy from another party are permitted unless the arrangement significantly reduces the market opportunity for competitors.

     Finally, an additional set of laws generally require a vendor, such as the Company, to sell products to all parties on the same terms, absent certain legitimate exceptions such as demonstrated cost savings or the requirement to match prices of others.

     The above illustrations do not exhaust the reach of the antitrust laws. This area is extremely complex and subject to differing factual analyses, and it is recommended that any contemplated arrangements be submitted to the Chief Financial Officer for review prior to committing the Company. The costs and consequences of the investigation or litigation in this area (even if the Company is vindicated) can be significant. In addition, violation of the antitrust laws can be a criminal offense for both the Company and the individuals responsible.

                       BUSINESS CONDUCT AND ETHICS POLICY
                    ACKNOWLEDGEMENT OF RECEIPT AND COMPLIANCE

I have read and understand all of the components of the Company Business Conduct and Ethics Policy and Hereby acknowledge my compliance. I understand that strict adherence to these policies is required and that violation is grounds for disciplinary action, including possible termination of employment. I further represent that the following responses specifically relating to the Conflict of Interest, Improper Payments, and Anti-Harassment policies are true, accurate and complete, and that I will update the following responses by immediately notifying the Senior Vice President Human Resources at such time in the future when new facts may arise:

1. Do you or any member of your family have any interest in an entity which is to your knowledge doing business, seeking to do business, or competing with the Company? Examples include ownership of stock, partnership interests, debtor/creditor, lessor/lessee, etc.

          Yes-(Please  explain  on  reverse)            No

2. Are you or any member of your family an employee, consultant, director, officer of or independent contractor to any entity which is to your knowledge doing business, seeking to do business or competing with the Company?

          Yes-(Please  explain  on  reverse)            No

3. Have you or any member of your family received any payment, loan, fees, services, entertainment, travel, or gifts (other than those of nominal value) from any entity which is to your knowledge doing business, seeking to do business or competing with the Company?

          Yes-(Please  explain  on  reverse)            No

4. Are you aware of (a) the use of the company assets for unauthorized personal benefit; (b) undisclosed or unrecorded company funds or assets; (c) false entries being made on the company's books or records; or (d) payments being made for purposes other than described by supporting documentation?

          Yes-(Please  explain  on  reverse)            No

5. Are you aware of any other conduct on the part of any associate, any member of his/her family, or any entity which is to your knowledge doing business, seeking to do business, or competing with the Company that is in conflict with the Business Conduct and Ethics Policy?

          Yes-(Please  explain  on  reverse)            No

Name:  ______________________________    Store/Dept.#__________________________
            (please  print)

Signature:____________________________     Date:_______________________________

    RETURN COMPLETED FORM TO HUMAN RESOURCES, ATTENTION SVP HUMAN RESOURCES.

                 EXPLANATIONS OF POTENTIAL CONFLICT OF INTERESTS
                 -----------------------------------------------


Name:  _______________________________    Store/Dept.#_________________________
            (please  print)

Signature:____________________________     Date:_______________________________
     RETURN COMPLETED FORM TO HUMAN RESOURCES, ATTENTION SVP HUMAN  RESOURCES.